FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
P: 559-222-1322 l C: 559-281-1312

CENTRAL VALLEY COMMUNITY BANK NAMES JAMES J. KIM
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Accomplished President and CEO James M. Ford to retire following planned leadership transition previously announced March 2021

FRESNO, CALIFORNIA…September 7, 2021…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California, and the parent company of Central Valley Community Bank (Bank), announced today that Executive Vice President and Chief Operating Officer James J. Kim has been promoted to President and CEO of the Company and Bank effective November 1, 2021. Kim succeeds accomplished President and CEO James M. Ford who previously notified the Board in March 2021 of his intention to retire from the Company and Bank following the transition to new leadership. Daniel J. Doyle will continue as Chairman of the Board of the Company and Bank.
“An experienced leader with proven success in the financial services sector, James is highly regarded by our Company and an exceptional choice to be our next President and CEO. We look forward to the vision, leadership and perspective he will bring to the role,” said Doyle. “On behalf of our entire Board, we thank Jim Ford for his many positive contributions toward the Bank and Company’s success as one of Central California’s leading community banks.”
In preparation for Ford’s retirement, the Board of Directors established a search committee in the second quarter of 2021 to commence a formal search to fill the position of Company and Bank President and CEO.
“I am honored and energized to help lead and further the success of our 41-year-old Bank,” stated Kim. “The importance of community banking has never been more compelling and it is highly rewarding to guide an extraordinary and diverse team that is so passionate about providing exceptional service to our clients and communities.”
Kim has over 21 years of leadership and financial expertise, nearly four with Central Valley Community Bank. Prior to joining the Bank in 2018, he served in the positions of chief executive
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officer, chief operating officer, chief financial officer, and controller for community banks in the Greater Sacramento Region, including Community 1st Bank, North Valley Bancorp, Calnet Business Bank and Feather River State Bank. Kim’s extensive experience in strategic planning, regulatory relationships, team-building, management and client service – as well as his strong community commitment – have laid the foundation for his leadership.
James first worked in assurance services for Arthur Andersen, LLP, an international business firm in Sacramento. His education includes earning an MBA and BS in Accountancy from California State University, Sacramento. An active community steward, Kim professionally and personally provides support to a wide range of community nonprofits, including community foundations, education, youth causes, healthcare, and food insecurity organizations.
“It has been my privilege to share the oversight of the Bank and Company’s growth over the past eight years to its current level of success,” stated Ford. “I am proud to have served alongside so many talented executives and teammates whose commitment to our mission and core values is second to none.”
Central Valley Community Bank has experienced steady financial success since Ford joined the Company in 2014. Highlights included nearly doubling assets to over $2.3 billion as of June 30, 2021, and growing tangible book value per share from $8.10 to $15.93. Additionally, the Bank saw significant growth in its Greater Sacramento Region, expanding business relationships organically and through two acquisitions, and built an outstanding team of committed bankers strongly committed to exceptional client service and community support.
About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Andriana Majarian, Karen Musson, Dorothea D. Silva, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Visit the Bank on LinkedIn, Facebook and Twitter.

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Attachments: James J. Kim, President and CEO of Central Valley Community Bancorp and Bank, November 1, 2021, and James M. Ford, President and CEO of Central Valley Community Bancorp and Bank 2014 to October 31, 2021.

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James J. Kim, President and CEO of Central Valley Community Bancorp and Bank, November 1, 2021

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James M. Ford, President and CEO of Central Valley Community Bancorp and Bank 2014 to October 31, 2021